Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form F-3 of Iris Energy Limited of our report dated September 13, 2023, on the consolidated financial statements of Iris Limited Energy which appears in the Annual Report on Form 20-F for the year ended June 30, 2023, of Iris Energy Limited. We also consent to the reference to us under the heading “Experts” in such registration statement and the prospectus and prospectus supplement included in such registration statement.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada
February 15, 2024